Exhibit 99.1

Landsea Homes Reports Second Quarter 2024 Results

•Home sales revenue increased 43.5% to $418.2 million
•Net new home orders of 760 increased 34.5%
•Net income of $2.9 million or $0.08 per share
•Adjusted net income of $13.3 million or $0.36 per share, a 9% increase
•Home sales gross margin of 14.9%, 21.1% on an adjusted basis
•Book value per share of $17.94

Dallas, Texas – August 1, 2024 – Landsea Homes Corporation (Nasdaq: LSEA) (“Landsea Homes” or the “Company”) announced today financial results for the second quarter ended June 30, 2024. For the quarter, the Company reported pretax income of $4.6 million, and net income of $2.9 million, or $0.08 per share. Reported income for the quarter includes a $5.2 million or $0.10 per diluted share impact related to a non-cash deferred financing cost write-off associated with the re-cast of the Company’s unsecured revolving credit facility. Excluding the loss from the deferred financing cost write-off, net income was $6.5 million or $0.18 per share. Adjusted net income (a non-GAAP measure) was $13.3 million or $0.36 per share and adjusted gross margin was 21.1%. Reported pretax income for the prior year period was $7.5 million with net income of $4.9 million, or $0.12 per share. For the prior year period, adjusted net income was $13.0 million, or $0.33 per share and adjusted gross margin was 23.5%.

Management Commentary

“Landsea Homes posted another quarter of strong top-line growth in the second quarter of 2024, generating home sales revenue of $418.2 million, which represented an increase of 43.5% over the second quarter of 2023”, said John Ho, Landsea Homes’ Chief Executive Officer. “New home deliveries totaled 760 units for the quarter, well in excess of our stated guidance, as our teams did an excellent job of accelerating build schedules and closing homes in a timely manner. We also generated 760 net new orders for the quarter, 34.5% more than second quarter of 2023, on a sales pace of 3.0 homes per community per month.”

Mr. Ho continued, “The strong year-over-year growth we experienced in both sales and closings this quarter was the direct result of our strategic efforts to grow our company and achieve better economies of scale. Average community count for the quarter was up 47% year-over-year, thanks to the investments we’ve made in our markets and the acquisitions we’ve completed to grow our company. We are a much bigger and more diversified company than we were a year ago, and we expect to reap the benefits of our larger homebuilding platform as our volumes increase.”

Mr. Ho concluded, “As we turn our attention to the latter half of 2024, we remain focused on achieving our delivery goals for the year and generating cash to bring our leverage ratios down from current levels. Given the improvements we’ve seen in build times and the number of homes we currently have in backlog, I believe we are on track to achieve those goals. I am proud of the way our teams executed in the second quarter and continue to believe that Landsea Homes has a bright future ahead.”

Operating Results

Total revenue was $431.1 million in the second quarter, up 47.0% compared to the second quarter of 2023, primarily driven by a 41% increase in homes closed and a 2% increase in average sales price.

New homes delivered increased 41.0% to 760 homes at an average sales price of $550,000, a 2% increase, compared to 539 homes delivered at an average sales price of $541,000 in the second quarter of 2023.

Net new home orders were up 34.5% to 760 homes with a dollar value of $389.8 million, an average sales price of $513,000 and a monthly absorption rate of 3.0 sales per active community. This compares to 565 homes with a dollar value of $324.4 million, an average sales price of $574,000 and a monthly absorption rate of 3.3 sales per active community in the prior year period. As a percentage of gross orders, cancellations equaled 11% as compared to 11% a year ago.

Total homes in backlog were 694 homes with a dollar value of $391.1 million and an average sales price of $564,000 at June 30, 2024. This compares to 722 homes with a dollar value of $455.8 million and an average sales price of $631,000 at June 30, 2023.

Total lots owned or controlled at June 30, 2024, were 12,357 compared to 11,008 at June 30, 2023. We continue to pursue an asset-light strategy, controlling 57% of our lots at the end of the second quarter of 2024 and 43% owned.

Home sales gross margin was 14.9% compared to 17.4% in the prior year period. Adjusted home sales gross margin (a non-GAAP measure) was 21.1% compared to 23.5% in the prior year period. The decrease was primarily attributed to the increase in sales discounts and incentives.

Net income attributable to Landsea Homes was $2.9 million compared to $4.9 million in the prior year period. Adjusted net income attributable to Landsea Homes (a non-GAAP measure) was $13.3 million compared to $13.0 million in the prior year period. Net income per share on a fully diluted basis was $0.08 compared to $0.12 in the second quarter of 2023. Adjusted net income per share (a non-GAAP measure) on a fully diluted basis was $0.36 compared to $0.33 in the second quarter of 2023.

Adjusted EBITDA (a non-GAAP measure) was $42.8 million compared to $27.0 million in the prior year period.

Balance Sheet

As of June 30, 2024, the Company had total liquidity of $330.2 million consisting of cash and cash equivalents as well as cash held in escrow of $106.2 million and $224.0 million in availability under the Company’s $455.0 million unsecured revolving credit facility. Total debt was $754.1 million compared to $543.8 million at December 31, 2023.

Landsea Homes’ ratio of debt to capital was 52.8% at June 30, 2024, and the Company’s net debt to total capital (a non-GAAP measure) was 45.4% at June 30, 2024.

Third Quarter 2024 Outlook

•New home deliveries anticipated to be in the range of 625 to 700
•Delivery ASPs expected to be in the range of $495,000 to $510,000
•Adjusted home sales gross margin to be between 20% and 21%
•Home sales gross margin to be approximately 15%

Fourth Quarter 2024 Outlook

•New home deliveries anticipated to be in the range of 1,000 to 1,100
•Delivery ASPs expected to be in the range of $495,000 to $510,000
•Adjusted home sales gross margin to be between 23% and 24%
•Home sales gross margin to be between 18% and 19%

Conference Call

The Company will hold a conference call today at 9:00 a.m. Central Time (10:00 a.m. Eastern time) to discuss its second quarter 2024 results.

•Toll-free dial-in number: 1-800-274-8461
•International dial-in number: 1-203-518-9814

The conference call will be broadcast live and available for replay here and via the Investors section of the Landsea Homes website at https://ir.landseahomes.com/.

A replay of the conference call will be available approximately three hours after conference end time through August 15, 2024.

Replay Details:

•Toll-free replay number: 1-844-512-2921
•International replay number: 1-412-317-6671
•Replay ID: 11156580

About Landsea Homes Corporation

Landsea Homes Corporation (Nasdaq: LSEA) is a publicly traded residential homebuilder based in Dallas, Texas that designs and builds best-in-class homes and sustainable master-planned communities in some of the nation's most desirable markets. The company has developed homes and communities in New York, Boston, New Jersey, Arizona, Colorado, Florida, Texas and throughout California in Silicon Valley, Los Angeles, and Orange County. Landsea Homes was honored as the Green Home Builder 2023

Builder of the Year, after being named the 2022 winner of the prestigious Builder of the Year award, presented by BUILDER magazine, in recognition of a historical year of transformation.

An award-winning homebuilder that builds suburban, single-family detached and attached homes, mid-and high-rise properties, and master-planned communities, Landsea Homes is known for creating inspired places that reflect modern living and provides homebuyers the opportunity to “Live in Your Element.” Our homes allow people to live where they want to live, how they want to live – in a home created especially for them.

Driven by a pioneering commitment to sustainability, Landsea Homes’ High Performance Homes are responsibly designed to take advantage of the latest innovations with home automation technology supported by Apple®. Homes include features that make life easier and provide energy savings that allow for more comfortable living at a lower cost through sustainability features that contribute to healthier living for both homeowners and the planet.

Led by a veteran team of industry professionals who boast years of worldwide experience and deep local expertise, Landsea Homes is committed to positively enhancing the lives of our homebuyers, employees, and stakeholders by creating an unparalleled lifestyle experience that is unmatched.

For more information on Landsea Homes, visit: www.landseahomes.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, our expectations for future financial performance, business strategies or expectations for our business. These statements constitute projections, forecasts, and forward-looking statements, and are not guarantees of performance. Landsea Homes cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Words such as “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “look” or similar expressions may identify forward-looking statements. Specifically, forward-looking statements may include statements relating to the future financial performance of Landsea Homes; changes in the market for Landsea Homes’ products and services; and other expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this press release and our management’s current expectations, forecasts, and assumptions, and involve a number of judgments, risks and uncertainties that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

These risks and uncertainties include, but are not limited to, the risk factors described by Landsea Homes in its filings with the Securities and Exchange Commission (“SEC”). These risk factors and those identified elsewhere in this press release, among others, could cause actual results to differ materially from historical performance and include, but are not limited to:

•the cyclical nature of our industry and the possibility that adverse changes in general and local economic conditions could reduce the demand for homes;
•our ability to develop communities successfully and in a timely manner;
•changes in the terms and availability of mortgage financing, interest rates, federal lending programs, and tax laws, affecting the demand for and the ability of our homebuyers to complete the purchase of a home;
•our geographic concentration, which could materially and adversely affect us if the homebuilding industry in our current markets should experience a decline;
•the potential for adverse weather and geological conditions to increase costs, cause project delays or reduce consumer demand for housing;
•our ability to promptly sell one or more properties for reasonable prices in response to changing economic, financial and investment conditions, and the risk that we may be forced to hold non-income producing properties for extended periods of time;
•our reliance on third-party skilled labor, suppliers and long supply chains;
•the dependence of our long-term sustainability and growth upon our ability to acquire lots that are either developed or have the approvals necessary for us to develop them; and
•the other risks and uncertainties indicated in Landsea Homes’ SEC reports or documents filed or to be filed with the SEC by Landsea Homes.

Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and you should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Stock Repurchase

Under its stock repurchase program, Landsea Homes may purchase its common stock in open market transactions effected through a broker-dealer at prevailing market prices, in block trades, or by other means in accordance with federal securities laws, including pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. The Company is not obligated to repurchase any specific number or amount of shares of common stock, and it may modify, suspend or discontinue the program at any time. The Company will determine the timing and amount of repurchase in its discretion based on a variety of factors, such as the market price of the Company’s common stock, corporate requirements, general market economic conditions and legal requirements.

###

Investor Relations Contact:
Drew Mackintosh, CFA
Mackintosh Investor Relations, LLC
drew@mackintoshir.com
(310) 924-9036

Media Contact:
Annie Noebel
Cornerstone Communications
anoebel@cornerstonecomms.com
(949) 449-2527

Landsea Homes Corporation
Consolidated Balance Sheets - Unaudited

	June 30, 2024	December 31, 2023
	(dollars in thousands)
Assets
Cash and cash equivalents	$82,150	$119,555
Cash held in escrow	24,071	49,091
Real estate inventories	1,350,165	1,121,726
Due from affiliates	4,569	4,348
Goodwill	152,322	68,639
Other assets	129,633	107,873
Total assets	$1,742,910	$1,471,232

Liabilities
Accounts payable	$95,471	$77,969
Accrued expenses and other liabilities	219,569	160,256
Due to affiliates	881	881
Line of credit facility, net	225,655	307,631
Senior notes, net	528,452	236,143
Total liabilities	1,070,028	782,880

Commitments and contingencies

Equity
Stockholders’ equity:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized, none issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 41,671,387 issued and 36,275,392 outstanding as of June 30, 2024, 41,382,453 issued and 36,520,894 outstanding as of December 31, 2023	4	4
Additional paid-in capital	460,001	465,290
Retained earnings	190,659	187,584
Total stockholders’ equity	650,664	652,878
Noncontrolling interests	22,218	35,474
Total equity	672,882	688,352
Total liabilities and equity	$1,742,910	$1,471,232

Landsea Homes Corporation
Consolidated Statements of Operations - Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(dollars in thousands, except per share amounts)
Revenue
Home sales	$418,182	$291,512	$710,774	$532,137
Lot sales and other	12,961	1,732	14,410	2,847
Total revenues	431,143	293,244	725,184	534,984

Cost of sales
Home sales	355,736	240,835	604,633	437,889
Lot sales and other	11,231	1,748	12,914	2,461
Total cost of sales	366,967	242,583	617,547	440,350

Gross margin
Home sales	62,446	50,677	106,141	94,248
Lot sales and other	1,730	(16)	1,496	386
Total gross margin	64,176	50,661	107,637	94,634

Sales and marketing expenses	24,663	18,334	43,151	34,742
General and administrative expenses	29,555	25,980	55,637	48,760
Total operating expenses	54,218	44,314	98,788	83,502

Income from operations	9,958	6,347	8,849	11,132

Other (expense) income, net	(5,353)	1,159	(3,540)	2,114
Pretax income	4,605	7,506	5,309	13,246

Provision for income taxes	1,370	1,640	1,340	3,257

Net income	3,235	5,866	3,969	9,989
Net income attributable to noncontrolling interests	350	919	894	1,824
Net income attributable to Landsea Homes Corporation	$2,885	$4,947	$3,075	$8,165

Income per share:
Basic	$0.08	$0.12	$0.08	$0.20
Diluted	$0.08	$0.12	$0.08	$0.20

Weighted average common shares outstanding:
Basic	36,199,850	39,891,982	36,239,765	39,944,549
Diluted	36,369,827	39,971,731	36,558,862	40,059,731

Home Deliveries and Home Sales Revenue

	Three Months Ended June 30,
	2024			2023			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	213	$96,251	$452	160	$70,590	$441	33%	36%	2%
California	139	134,211	966	115	99,516	865	21%	35%	12%
Colorado	24	10,201	425	—	—	N/A	N/A	N/A	N/A
Florida	285	130,010	456	264	121,406	460	8%	7%	(1)%
Metro New York	1	4,475	4,475	—	—	N/A	N/A	N/A	N/A
Texas	98	43,034	439	—	—	N/A	N/A	N/A	N/A
Total	760	$418,182	$550	539	$291,512	$541	41%	43%	2%

	Six Months Ended June 30,
	2024			2023			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	396	$174,992	$442	330	$143,124	$434	20%	22%	2%
California	285	266,105	934	200	166,774	834	43%	60%	12%
Colorado	41	19,055	465	—	—	N/A	N/A	N/A	N/A
Florida	442	202,365	458	476	216,396	455	(7)%	(6)%	1%
Metro New York	1	4,475	4,475	1	1,649	1,649	—%	171%	171%
Texas	100	43,782	438	4	4,194	1,049	2,400%	944%	(58)%
Total	1,265	$710,774	$562	1,011	$532,137	$526	25%	34%	7%
Net New Home Orders, Dollar Value of Orders, and Monthly Absorption Rates

	Three Months Ended June 30,
	2024				2023				% Change
	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona	219	$100,448	$459	3.5	186	$79,263	$426	3.6	18%	27%	8%	(3)%
California	128	102,158	798	4.4	216	181,466	840	5.9	(41)%	(44)%	(5%)	(25)%
Colorado	34	14,920	439	3.8	—	—	N/A	N/A	N/A	N/A	N/A	N/A
Florida	286	133,078	465	3.2	163	63,686	391	1.9	75%	109%	19%	68%
Metro New York	—	—	N/A	N/A	—	—	N/A	N/A	N/A	N/A	N/A	N/A
Texas	93	39,146	421	1.5	—	—	N/A	N/A	N/A	N/A	N/A	N/A
Total	760	389,750	$513	3.0	565	324,415	$574	3.3	35%	20%	(11)%	(9)%

	Six Months Ended June 30,
	2024				2023				% Change
	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate	Homes	Dollar Value	ASP	Monthly Absorption Rate
	(dollars in thousands)
Arizona	452	$203,963	$451	3.6	338	$142,008	$420	3.4	34%	44%	7%	6%
California	235	210,483	896	4.0	380	317,693	836	5.3	(38)%	(34)%	7%	(25)%
Colorado	57	25,791	452	3.8	—	—	N/A	N/A	N/A	N/A	N/A	N/A
Florida	522	242,611	465	3.0	341	143,024	419	2.0	53%	70%	11%	50%
Metro New York	1	4,475	4,475	N/A	—	—	N/A	N/A	N/A	N/A	N/A	N/A
Texas	105	43,841	418	1.6	4	4,194	1,049	1.3	2,525%	945%	(60)%	23%
Total	1,372	$731,164	$533	3.1	1,063	$606,919	$571	3.1	29%	20%	(7)%	—%
Average Selling Communities

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	% Change	2024	2023	% Change
Arizona	20.7	17.0	22%	21.0	16.5	27%
California	9.7	12.3	(21)%	9.7	12.0	(19)%
Colorado	3.0	—	N/A	2.5	—	N/A
Florida	29.6	28.0	6%	29.4	28.8	2%
Metro New York	—	—	N/A	—	—	N/A
Texas	21.0	—	N/A	10.7	0.5	2,040%
Total	84.0	57.3	47%	73.3	57.8	27%
Backlog

	June 30, 2024			June 30, 2023			% Change
	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP	Homes	Dollar Value	ASP
	(dollars in thousands)
Arizona	152	$70,404	$463	113	$48,871	$432	35%	44%	7%
California	111	102,548	924	259	229,365	886	(57)%	(55)%	4%
Colorado	30	14,276	476	—	—	N/A	N/A	N/A	N/A
Florida	326	168,730	518	350	177,525	507	(7)%	(5)%	2%
Metro New York	—	—	N/A	—	—	N/A	N/A	N/A	N/A
Texas	75	35,177	469	—	—	N/A	N/A	N/A	N/A
Total	694	$391,135	$564	722	$455,761	$631	(4)%	(14)%	(11)%
(1)     Backlog acquired in Texas at the date of the Antares acquisition was 70 homes with a value of $35,118 thousand.

Lots Owned or Controlled

	June 30, 2024			June 30, 2023
	Lots Owned	Lots Controlled	Total	Lots Owned	Lots Controlled	Total	% Change
Arizona	1,767	1,249	3,016	2,040	1,389	3,429	(12)%
California	586	1,128	1,714	574	1,708	2,282	(25)%
Colorado	175	573	748	—	—	—	N/A
Florida	1,680	1,507	3,187	2,366	1,687	4,053	(21)%
Metro New York	1	—	1	2	—	2	(50)%
Texas	1,138	2,553	3,691	38	1,204	1,242	197%
Total	5,347	7,010	12,357	5,020	5,988	11,008	12%
Home Sales Gross Margins
Home sales gross margin measures the price achieved on delivered homes compared to the costs needed to build the home. In the following table, we calculate gross margins adjusting for interest in cost of sales, inventory impairments, and purchase price accounting for acquired work in process inventory. This non-GAAP financial measure should not be used as a substitute for the Company's operating results in accordance with GAAP. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. We believe the below information is meaningful as it isolates the impact that indebtedness, impairments, and acquisitions have on our gross margins and allows for comparability to previous periods and competitors.

	Three Months Ended June 30,
	2024	%	2023	%
	(dollars in thousands)
Home sales revenue	$418,182	100.0%	$291,512	100.0%
Cost of home sales	355,736	85.1%	240,835	82.6%
Home sales gross margin	62,446	14.9%	50,677	17.4%
Add: Interest in cost of home sales	17,074	4.1%	7,276	2.5%
Add: Real estate inventories impairment	—	—%	4,700	1.6%
Adjusted home sales gross margin excluding interest and real estate inventories impairment	79,520	19.0%	62,653	21.5%
Add: Purchase price accounting for acquired inventory	8,619	2.1%	5,710	2.0%
Adjusted home sales gross margin excluding interest, real estate inventories impairment, and purchase price accounting for acquired inventory	$88,139	21.1%	$68,363	23.5%

	Six Months Ended June 30,
	2024	%	2023	%
	(dollars in thousands)
Home sales revenue	$710,774	100.0%	$532,137	100.0%
Cost of home sales	604,633	85.1%	437,889	82.3%
Home sales gross margin	106,141	14.9%	94,248	17.7%
Add: Interest in cost of home sales	27,631	3.9%	11,818	2.2%
Add: Real estate inventories impairment	—	—%	4,700	0.9%
Adjusted home sales gross margin excluding interest and real estate inventories impairment	133,772	18.8%	110,766	20.8%
Add: Purchase price accounting for acquired inventory	11,075	1.6%	10,195	1.9%
Adjusted home sales gross margin excluding interest, real estate inventories impairment, and purchase price accounting for acquired inventory	$144,847	20.4%	$120,961	22.7%
EBITDA and Adjusted EBITDA
The following table presents EBITDA and Adjusted EBITDA for the three months ended June 30, 2024 and 2023. Adjusted EBITDA is a non-GAAP financial measure used by management in evaluating operating performance. We define Adjusted EBITDA as net income before (i) income tax expense (benefit), (ii) interest expenses, (iii) depreciation and amortization, (iv) inventory impairments, (v) purchase accounting adjustments for acquired work in process inventory related to business combinations, (vi) loss on debt modification, (vii) transaction costs related to the Merger and business combinations, (viii) write-off of deferred offering costs, and (ix) abandoned projects costs. We believe Adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest, effective tax rates, levels of depreciation and amortization, and items considered to be non-recurring. Accordingly, we believe this measure is useful for comparing our core operating performance from period to period. Our presentation of Adjusted EBITDA should not be considered as an indication that our future results will be unaffected by unusual or non-recurring items.

	Three Months Ended June 30,
	2024	2023
	(dollars in thousands)
Net income	$3,235	$5,866
Provision for income taxes	1,370	1,640
Interest in cost of sales	18,011	7,319
Depreciation and amortization expense	1,850	1,139
EBITDA	24,466	15,964
Real estate inventories impairment	—	4,700
Purchase price accounting in cost of home sales	8,619	5,710
Transaction costs	2,861	18
Write-off of offering costs	—	436
Abandoned project costs	1,698	197
Loss on debt modification	5,180	—
Adjusted EBITDA	$42,824	$27,025

	Six Months Ended June 30,
	2024	2023
	(dollars in thousands)
Net income	$3,969	$9,989
Provision for income taxes	1,340	3,257
Interest in cost of sales	28,581	11,872
Depreciation and amortization expense	3,170	2,557
EBITDA	37,060	27,675
Real estate inventories impairment	—	4,700
Purchase price accounting in cost of home sales	11,075	10,195
Transaction costs	4,589	33
Write-off of offering costs	—	436
Abandoned project costs	1,954	312
Loss on debt modification	5,180	—
Adjusted EBITDA	$59,858	$43,351
Adjusted Net Income
Adjusted Net Income attributable to Landsea Homes is a non-GAAP financial measure that we believe is useful to management, investors and other users of our financial information in evaluating and understanding our operating results without the effect of certain expenses that were historically pushed down by our parent company and other non-recurring items. We believe excluding these items provides a more comparable assessment of our financial results from period to period. Adjusted Net Income attributable to Landsea Homes is calculated by excluding the effects of related party interest that was pushed down by our parent company, purchase accounting adjustments for acquired work in process inventory related to business combinations, loss on debt modification, and inventory impairment, and tax-effected using a blended statutory tax rate. We also adjust for the expense of related party interest pushed down from our parent company as we have no obligation to repay the debt and related interest.

	Three Months Ended June 30,
	2024	2023
	(dollars in thousands, except share and per share amounts)
Net income attributable to Landsea Homes Corporation	$2,885	$4,947

Real estate inventories impairment	—	4,700
Pre-Merger capitalized related party interest included in cost of sales	90	545
Purchase price accounting for acquired inventory	8,619	5,710
Loss on debt modification	5,180	—
Total adjustments	13,889	10,955
Tax-effected adjustments (1)	10,380	8,075

Adjusted net income attributable to Landsea Homes Corporation	$13,265	$13,022

Earnings per share
Basic	$0.08	$0.12
Diluted	$0.08	$0.12

Adjusted earnings per share
Basic	$0.37	$0.33
Diluted	$0.36	$0.33

Weighted average common shares outstanding used in EPS - basic	36,199,850	39,891,982
Weighted average common shares outstanding used in EPS - diluted	36,369,827	39,971,731
(1)    Our tax-effected adjustments are based on our federal rate and a blended state rate adjusted for certain discrete items.

	Six Months Ended June 30,
	2024	2023
	(dollars in thousands, except share and per share amounts)
Net income attributable to Landsea Homes Corporation	$3,075	$8,165

Real estate inventories impairment	—	4,700
Pre-Merger capitalized related party interest included in cost of sales	119	1,263
Purchase price accounting for acquired inventory	11,075	10,195
Loss on debt modification	5,180	—
Total adjustments	16,374	16,158
Tax-effected adjustments (1)	12,237	11,910

Adjusted net income attributable to Landsea Homes Corporation	$15,312	$20,075

Earnings per share
Basic	$0.08	$0.20
Diluted	$0.08	$0.20

Adjusted earnings per share
Basic	$0.42	$0.50
Diluted	$0.42	$0.50

Weighted shares outstanding
Weighted average common shares outstanding used in EPS - basic	36,239,765	39,944,549
Weighted average common shares outstanding used in EPS - diluted	36,558,862	40,059,731
(1)    Our tax-effected adjustments are based on our federal rate and a blended state rate adjusted for certain discrete items.
Net Debt to Total Capital
The following table presents the ratio of debt to capital as well as the ratio of net debt to total capital which is a non-GAAP financial measure. The ratio of debt to capital is computed as the quotient obtained by dividing total debt, net of issuance costs, by total capital (sum of total debt, net of issuance costs, plus total equity).
The non-GAAP ratio of net debt to total capital is computed as the quotient obtained by dividing net debt (which is total debt, net of issuance costs, less cash and cash equivalents as well as cash held in escrow to the extent necessary to reduce the debt balance to zero) by total capital. The most comparable GAAP financial measure is the ratio of debt to capital. We believe the ratio of net debt to total capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our debt, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt to capital does not take into account our liquidity and we believe that the ratio of net debt to total capital provides supplemental information by which our financial position may be considered.

See table below reconciling this non-GAAP measure to the ratio of debt to capital.

	June 30, 2024	December 31, 2023
	(dollars in thousands)
Total notes and other debts payable, net	$754,107	$543,774
Total equity	672,882	688,352
Total capital	$1,426,989	$1,232,126
Ratio of debt to capital	52.8%	44.1%

Total notes and other debts payable, net	$754,107	$543,774
Less: cash and cash equivalents	82,150	119,555
Less: cash held in escrow	24,071	49,091
Net debt	647,886	375,128

Total capital	$1,426,989	$1,232,126
Ratio of net debt to total capital	45.4%	30.4%